SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
         |_|      Preliminary Proxy Statement
         |_|      Definitive Proxy Statement
         |_|      Definitive Additional Materials
         |X|      Soliciting Material Pursuant to ss.240.14a-12
         |_|      Confidential, For Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2)

                             TARRANT APPAREL GROUP
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |X|      No Fee Required
         |_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

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         (1)      Title  of  each  class  of  securities  to  which  transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11:

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         (4)      Proposed maximum aggregate value of transaction:

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         (5)      Total fee paid:

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         |_|      Check  box if any part of the fee is  offset  as  provided  by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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         (1)      Amount previously paid:

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         (3)      Filing party:

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         (4)      Date filed:

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                          Filed by Tarrant Apparel Group Pursuant to Rule 14a-12
                                       Under the Securities Exchange Act of 1934

On December 7, 2006, Tarrant Apparel Group hosted a conference call to discuss the proposed acquisition of The Buffalo Group. The following presentation was used by Tarrant Apparel Group in discussing the proposed transaction during the conference call:


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TARRANT APPAREL GROUP SPECIAL INVESTOR UPDATE

Conference Call: Thursday, December 7, 2006 at 12:00 p.m. EST.


MICHAEL WACHS: My name is Michael Wachs, with Tarrant Apparel Group's outside investor relations firm. Before I turn the call over to Gerard Guez to discuss Tarrant's recently announced agreement to acquire the Buffalo Group, and Gaby Bitton, who is the current CEO of Buffalo, Inc., I would like to read the following statement: Except for historical information contained herein, the statements in this conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements may include statements about Tarrant's completion of its acquisition of the Buffalo Group, its ability to obtain the financing necessary to complete the acquisition, the effect of potential synergies and improved margins of the combined business, expansion of the Buffalo Group's retail operations, and the combined company's sales of products to new customers. Factors which could cause actual results to differ materially from these forward-looking statements include, among other things, delays resulting from SEC review of Tarrant's proxy statement to be filed in connection with shareholder approval of the acquisition, whether such shareholder approval is obtained, the availability of financing on terms which are acceptable to Tarrant, Tarrant's ability to successfully integrate the combined companies, the ability to meet debt and future payment obligations as the become due, and acceptance by customers of new products of the combined business. These and other risks are more fully described in Tarrant's filings with the Securities and Exchange Commission. Tarrant undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

During today's call, Tarrant will disclose the Buffalo Group's sales and EBITDA for fiscal 2005 and for the nine-months ended September 30, 2006. EBITDA is earnings before interest, taxes, depreciation and amortization, and is a non-GAAP financial measure as defined by SEC Regulation G. You will find a presentation, on Tarrant's Web Site at www.tags.com, of a reconciliation of this non-GAAP financial measure to the Buffalo Group's net earnings for the same periods, which is the most directly comparable GAAP financial measure. Please note that all financial statement amounts were determined in accordance with Canadian GAAP.

At the conclusion of remarks, we will open the call up for questions.

Now, I would like to turn the call over to Gerard Guez, the Chairman and interim CEO of Tarrant Apparel.

GERARD GUEZ: Thank you, Michael. It is exciting time for Tarrant Apparel Group, which is why we wanted to hold this call today to update the investment community. Earlier today, we announced that we had entered into a definitive agreement to acquire certain assets and entities comprising the Buffalo Group. The purchase price initially will be approximately $80 million, and under certain conditions the purchase price could reach as much as $120 million. The purchase price consists of approximately $40 million in cash, $15 million in promissory notes, shares exchangeable into a total of 13 million shares of Tarrant Apparel Group's common stock, earn-out payments of up to $12 million based upon the Buffalo Group achieving certain earnings targets over the next four years, and the assumption of debt. There is also a contingent payment that Tarrant may be required to make following the fifth anniversary of the closing if Tarrant Apparel's stock does not reach a minimum price over the next five years of approximately $3.08.

The Buffalo Group is a designer and manufacturer of contemporary lifestyle brands and had revenue for fiscal 2005 of $104 million. Buffalo had revenue of $75 million for the first nine months of the year. The company had EBITDA of $12.2 million in fiscal 2005 and $10.1 million for the first nine months of fiscal 2006. Please note that all financial statement results were determined under Canadian GAAP but are in U.S. dollars and have not been reconciled to U.S. GAAP. The transaction will significantly increase our revenue, EBITDA, net income and cash flow.

We anticipate completing the Buffalo Group acquisition during the first quarter of 2007. The ultimate closing date will be determined by when we receive approval of acquisition by the Company's shareholders, the Company obtains financing, we get certain third party approvals and other customary closing conditions. Guggenheim Corporate Funding, LLC is expected to provide the Company financing for the cash component of the transaction.

Founded more than 20 years ago, the Buffalo Group is based in Montreal and is run by five brothers. I am pleased that today Gaby Bitton has joined me for the call. I am delighted that each of the brothers has chosen to remain with the company, and look forward to working closely with them as we build a strong company with robust businesses in both the Private Label and Private Brands areas.

The Buffalo Group's product line includes womenswear and menswear, along with a diverse range of products which include belts, shoes, lingerie and sleepwear, kids wear, watches and home decor operated under licensing agreements. The company is also an innovator, and is currently expanding its product lines in such areas as sunglasses, swimwear and fragrances. The company's target audience is women and men ranging from approximately 16 to 35 years of age.

In addition to providing strong brands, The Buffalo Group operates 45 retail locations in Canada under the Buffalo by David Bitton name. We believe that these retail locations will serve as important sales vehicles for its jeans, and look forward to expanding the stores both throughout Canada, into the United States and internationally. Buffalo also distributes its clothing through upscale retailers such as Bloomingdale's, Nordstrom's, Fred Segal's and Macy's East and West. The Buffalo Group currently has approximately 200 stores within stores.

Although Buffalo does not have any stores within the United States, The Buffalo Group's recent growth has been driven by its U.S. wholesale operations. Buffalo Group sells its apparel to Macy's, Lord & Taylor, Bloomingdale's and Nordstrom's. In addition to strong growth in North America, Buffalo has a strong brand presence in the UK, Latin America, Mexico, Southeast Asia and the Middle East, with growing presence in Italy, Greece, Ireland and other locations across Europe operated under licensing agreements.

Over the past few years, we have been building the infrastructure to support a much larger sales organization than we operate today. Many of the investments we have made will allow us to support The Buffalo Group's operations, and we expect the combined companies will be able to source product more efficiently, obtain better deals from suppliers and capitalize on a stronger balance sheet and more diversified business. Buffalo has outstanding relationships with key retailers that we can use as a platform to sell additional products. Buffalo also has higher margins than Tarrant had, and we expect to have a more favorable mix of business as a result of the combination of the two companies as well as better balance between men's and women's clothing.

Now, I would like to turn the call over to Gaby, who will serve as CEO of the acquired businesses and will be appointed to the Company's Board of Directors. The other four Bitton brothers, Charles, David, Gilbert and Michel will also hold senior level positions at Buffalo. The sellers also will have the right to appoint a second member to Tarrant Apparel's Board of Directors.

GABY BITTON: Thank you Gerard. I would like to echo Gerard's comments about the opportunities available for the two companies. I have known Gerard and the management team at Tarrant Apparel for a long time, and I anticipate that the integration of the two businesses will go seamlessly, as there is little overlap in product lines or customer bases. However, the scale that results from this combination will allow both companies to be stronger, more diversified and better positioned for growth. For the past 21 years, my brothers and I have built a business that is widely recognized in Canada and has made significant progress in creating awareness for our brands in the United States and in international markets. Today's transaction should accelerate the process.

Now, we would like to open the call up for questions.

 * * *

GERARD GUEZ: We would like to thank everybody for their continued support. Once again, additional details on the transaction, including detailed financial information, will be provided when the company makes its required filings with the SEC.


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In  connection  with  the  conference  call  described   above,   the  following
information was posted on Tarrant Apparel Group's corporate web site:

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

This information is supplemental to the conference call and audio webcast of Tarrant Apparel Group held today, December 7, 2006 at 12:00 p.m. Eastern time.

During the conference call, we presented financial information regarding the Buffalo Group that included the non-GAAP financial measure EBITDA. A non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In the case of the Buffalo Group, GAAP refers to generally accepted accounting principles in Canada.

EBITDA is defined as net earnings before interest, taxes, depreciation and amortization. The presentation of EBITDA is intended to supplement the consolidated financial information of the Buffalo Group presented in accordance with GAAP. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Included below is a reconciliation of the non-GAAP financial measure EBITDA to the most directly comparable GAAP financial measure, net income.

We use this non-GAAP financial measure for financial and operational decision making in analyzing the acquisition of the Buffalo Group and as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information for evaluating the Buffalo Group's operating performance compared to that of other companies in the same industry, as the calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of the business.

EBITDA should not be considered as an alternative to net earnings, cash flows provided by operations, investing or financing activities or other financial statement data presented in accordance with GAAP as indicators of financial performance or liquidity. Items excluded from EBITDA are significant components in understanding Buffalo Group's financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, EBITDA as presented may not be comparable to other similar titled measures of performance from other companies.

RECONCILIATION OF EBITDA TO NET EARNINGS

EBITDA
(in thousands)

                                                                       NINE
                                                     YEAR ENDED    MONTHS ENDED
                                                    DECEMBER 31,   SEPTEMBER 30,
                                                        2005            2006
                                                    ------------    ------------
                                                                    (Unaudited)
Net earnings* ..................................    $      2,434    $      2,382
   Interest expense ............................           3,578           2,921
   Income tax expense ..........................           1,855           1,326
   Depreciation ................................           1,823           1,482
   Amortization ................................           2,468           1,984
                                                    ------------    ------------
EBITDA .........................................    $     12,158    $     10,095
                                                    ============    ============

---------
* The net earnings of The Buffalo Group include interest expense with respect to indebtedness that will not be assumed by Tarrant in the acquisition, and amortization expense with respect to trademarks that will be acquired by Tarrant in the acquisition, but which amortization expense will not continue at historical levels following the acquisition.


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ADDITIONAL INFORMATION AND WHERE TO FIND IT

Tarrant will be filing a proxy statement and other relevant documents concerning the proposed transaction with the SEC. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Shareholders will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Tarrant with respect to the proposed transaction may be obtained free of charge by contacting Tarrant Apparel Group, 3151 East Washington Boulevard, Los Angeles, California 90023, Attention: Corazon Reyes (tel.: (323-780-8250).

SHAREHOLDERS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.

Tarrant and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Tarrant. The directors and executive officers of Tarrant include: Gerard Guez, Corazon Reyes, Simon Mani, Milton Koffman, Stephane Farouze, Mitchell Simbal, Joseph Mizrachi, Todd Kay, Charles Ghailian and Henry Chu. Collectively, as of December 1, 2006, our executive officers and directors and their affiliates owned approximately 43% of the outstanding shares of our common stock. Gerard Guez, our Chairman and Interim Chief Executive Officer, and Todd Kay, our Vice Chairman, alone owned approximately 33.1% and 8.4%, respectively, of the outstanding shares of our common stock at December 1, 2006. Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.